Exhibit 99.1

Green Earth Technologies’ Secures Strategic Relationship Agreement with Greentek Fluids Innovations

Agreement reconfirms commitment to the Well Service Category

CELEBRATION, FL / ACCESSWIRE / September 2, 2014 / Green Earth Technologies, Inc. (GETG) (OTC Bulletin Board: OTCQB: GETG), a leading manufacturer and marketer of "green" environmentally friendly products is pleased to announce that it has entered into a strategic relationship agreement with Greentek Fluids Innovations (Greentek) to aid GETG’s expansion and commitment into the oil & gas industry. This strategic relationship includes the acquisition of Greentek IP and their appointment as a master distributor for GETG products within the well service category. The company also announced that two board members resigned, making room to aggressively seek candidates who possess skills in and to the oil and gas industry, primarily in well service down-hole applications, frac water treatment and environmental regulations.

GETG has acquired Greentek’s intellectual property for 10 million shares of restricted Green Earth Technologies’ stock, previously paid for and owned by Greentek and developed in collaboration with InventeK Colloidal Cleaners. This IP is used in a variety of Greentek distributed products, including the Gel Fragment Emulsifier, which has already undergone over four years of development, a series of 3rd party testing/evaluation and a number of ‘on-site’ performance testing and validation with existing Greentek customers.

"Greentek has focused on developing environmentally safe alternatives for the products that the oil and gas industry uses on a daily basis as this industry is always looking to be a little more ‘greener’ as they look for safer alternatives," said Anthony Mussare of Greentek Fluids Innovations. "Our products complement GETG’s offering and we are eager to assist Green Earth Technologies to become better known in the industry."

In addition to the IP acquisition, GETG is appointing Greentek as a Master Distributor, whereas Greentek will sell GETG products and provide services related to and in support of efforts in which Greentek has oil & gas expertise. Greentek is currently distributing products into the oil & gas industry and has existing Master Service and Distribution Agreements with a variety of well service providers, including Anadarko, Clean Harbors and MISWACO/Schlumberger. All current Greentek distribution agreements will be amended to conform to the terms of this agreement as all Greentek products related to the IP will be re-branded G-CLEAN(R) or to reflect other GETG owned brands that are sold by GETG.

"The addition of the Greentek IP balances out our existing assortment of environmentally safer well service products, allowing us to offer down-hole & flow assurance solutions, flow-back & frac water treatments and a variety of platform cleaning & maintenance items," said Jeffrey Loch, President & CMO of Green Earth Technologies. "Re-banding the IP and the master distributor appointment will further get our G-CLEAN(R) brand out into the industry as well as bringing incremental sales to the company."

GETG also announced that two of its directors, John Thomas and John Sceflo have submitted their resignations from the Board of Directors effective immediately. Mr. Thomas will remain available as a strategic advisor as GETG seeks qualified replacements with an expertise within the well service category of the oil and gas industry with a focus on down-hole applications, frac water treatments and environmental regulations.

"We truly appreciated the contributions John Thomas and John Sceflo have made to GETG." said David Buicko, the company’s Chairman of the Board. "As GETG continues to focus on the oil & gas industry because of its potential for greater revenue growth opportunities, our goal is to appoint individuals who possess a higher degree of understanding within the well services category of the oil and gas industry."

Interested candidates should submit their qualifications to wr@getG.com attn.: Walter Raquet. For additional information regarding Greentek, please visit www.greentekfluids.com .

ABOUT GREEN EARTH TECHNOLOGIES

Green Earth Technologies, Inc. (GETG) is a "totally green" clean tech company that combines domestically sourced plant based renewable and reusable feed stocks with proprietary technologies molded around the four ideologies of being GREEN: biodegradable, recyclable, renewable and environment safe. Branded as G-CLEAN(R) and G-OIL(R), G.E.T. produces a full range of "clean & green" American made environmentally preferred products, some specifically engineered to help overcome the challenges of fracking and working in the world's oil fields, allowing concerned consumers and customers alike who care about the environment and American energy independence to do their part without sacrificing value or performance. Save the Earth - Sacrifice Nothing(R).

Please contact GETG directly or visit www.getG.com for the latest news and in depth information about Green Earth Technologies, Inc. and all their products.

Statements made in this release that relate to future plans, events, financial results or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties. Investors should also be aware that while the Company from time to time does communicate with securities analysts, it is against the Company's policy to disclose to them any material non-public information or other confidential commercial information. Investors should not assume that the Company agrees with any report issued by any analyst or with any statements, projections, forecasts or opinions contained in any such report.

SOURCE: Green Earth Technologies